UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following letter was mailed today by The Topps Company, Inc. to its stockholders:

May 21, 2007

Dear Fellow Stockholder:

Soon you will have the opportunity to make a critical decision regarding the future of your investment in Topps. If stockholders approve the Company’s agreement to be acquired by The Tornante Company LLC and Madison Dearborn Partners, LLC, you will receive $9.75 per share in cash for each share of common stock you own. Prior to entering into this transaction, the Board pursued a multi-year process during which it considered a wide variety of alternatives. The Tornante–Madison Dearborn transaction is the culmination of the Board’s extensive process, which was completed in a full and fair manner to maximize stockholder value. The Board recommends that stockholders vote ‘‘FOR’’ the Tornante – Madison Dearborn transaction.

THE TORNANTE – MADISON DEARBORN TRANSACTION MAXIMIZES
VALUE FOR ALL TOPPS STOCKHOLDERS.

The $9.75 per share offer price implies multiples well above those of comparable transactions, both for the Confectionery business and for the Entertainment business.

The $9.75 per share offer represents a 21% premium over the unaffected stock price.[1]

The transaction permits Topps to pay a Q4 FY2007 dividend of $0.04 per share.

The all-cash transaction offers stockholders certainty of value.

THE TRANSACTION IS THE RESULT OF A THOROUGH, MULTI-YEAR
EVALUATION OF THE COMPANY’S STRATEGIC ALTERNATIVES.

Your Board of Directors:

Conducted a strategic review of the Company’s operations and the industries in which it operates to increase stockholder value, beginning in 2004.

Conducted a sale process for the Confectionery business in 2005, with an eye towards doing the same with the Entertainment business, if the process was successful. No reasonable offers emerged for the Confectionery business and the process was terminated.

Aggressively and successfully implemented a restructuring program to address the headwinds impacting both businesses and enhance earnings and profitability.

Received and evaluated several unsolicited acquisition proposals in the second calendar quarter of 2006, before the Board decided to negotiate with Tornante – Madison Dearborn.

[1] Average closing price for the two-week period that preceded the announcement of the settlement of the proxy contest with Pembridge Capital prior to the AGM 2006 (July 28, 2006).

Received several unsolicited acquisition proposals in the second calendar quarter of 2006, before the Board decided to negotiate with Tornante – Madison Dearborn.

Negotiated the merger agreement through independent directors of the Board.

Sought and obtained a ‘go shop’ solicitation period to ensure that the transaction maximized stockholder value.

This transaction is not a management-led buyout. In fact, Topps’ chief executive officer – who is also the Company’s largest stockholder – believes that this transaction maximizes stockholder value and surrendered, at the request of Tornante – Madison Dearborn, $2.8 million of the compensation to which he was entitled under his existing employment agreement.

DON’T BE MISLED BY CRESCENDO.
PROTECT YOUR INVESTMENT IN TOPPS –
VOTE ‘‘FOR’’ THE PROPOSED MERGER.

Over the past two years, two hedge funds, Pembridge and Crescendo, which are represented on your Board of Directors by the ‘‘objecting directors,’’ have strongly advocated for a sale of the Company. Incredibly, now Crescendo has publicly revealed its true objective: ‘‘kill the transaction’’* and take control of Topps without paying you for your shares in the Company.

Crescendo plans to run a third proxy contest to replace the Topps Board with undisclosed nominees, and then replace your management team with an undisclosed management team. We believe Crescendo’s motives are self-serving and not in the best interest of all Topps stockholders. Protect your investment.

•	The objecting directors do not possess any operating plan or operational experience, yet they would have you believe that entrusting them with your Company would be better than the certainty of $9.75 per share in cash offered in this transaction. The Topps Board and management team initiated a restructuring plan in 2004, which the objecting directors admit is producing results. However, in an effort to advance their goal of obtaining control of Topps, they advocate replacing the very same management team that successfully implemented the plan and is responsible for improved business results. This makes no sense.

•	We believe that Crescendo is trying to entice Topps stockholders into giving it control of the Company for free by suggesting a modified ‘‘Dutch Auction’’ Tender Offer. We do not believe that this is in the best interests of stockholders. Moreover, based on previous statements by the objecting directors themselves, we are confident that they also recognize that a Dutch Auction is not the best alternative to maximize stockholder value. The facts speak for themselves. Crescendo fails to mention that Messrs. Ajdler and Brog – two of the objecting directors – were members of the Board committee which unanimously rejected a ‘‘Dutch Auction.’’ In fact, at a January 2007 Board meeting, Mr. Brog expressed in a presentation to the Board his belief that, due to the then current performance of the common stock, a stock repurchase was not in the best interests of stockholders as ‘‘the stock is not particularly cheap.’’ At that time, the trading price of Topps’ common stock ranged from $8.91 to $9.08 per share (from October 5, 2006 to January 9, 2007).

THE BOARD IMPLEMENTED A RESTRUCTURING PLAN
AND CONDUCTED A THOROUGH PROCESS TO MAXIMIZE
STOCKHOLDER VALUE.

As evidenced by their actions, the Topps Board has been focused on maximizing value for all Topps stockholders and asks that you ignore the misleading tactics of Crescendo. In 2004, the Board conducted a review of the Company with the assistance of a strategic consulting firm. As an outgrowth of that review, the Board pursued a sale of the Company’s Confectionery business. When the Confectionery sale process did not result in the receipt of adequate proposals, the Board determined that the best way to maximize stockholder value was to implement a restructuring plan to enhance earnings and profitability.

Your Board and management team took decisive action to improve results, which included:

Reorganizing Topps into two businesses – Confectionery and Entertainment – to better compete in its challenged and highly competitive industries.

Renegotiating agreements with Major League Baseball and Major League Baseball Players Association, resulting in a reduction of licensees from 4 to 2, a reduction in total industry releases from 95 to 40 and an increase in Topps share of releases from 30% to 50%.

Developing successful high-end products for the serious collector.

Re-locating Bazooka to a lower cost supplier and beginning the process of rebuilding the brand.

Restructuring the candy new product development team and launching a highly innovative new candy product.

Rationalizing SKU’s to reduce complexity and lower costs.

The Board believed that it was widely known within the industry that Topps was for sale:

The Company went through a sale process for the Confectionery business, which was publicly announced in May 2005.

In 2006, three dissident shareholders were elected to the Board of Directors after launching a proxy contest based, in large part, on their desire to sell the Company.

The Board’s assessment of the market was correct. It received several unsolicited proposals during the second quarter of 2006, and the Tornante – Madison Dearborn proposal was superior to that of any other bidder. After carefully considering all of the Company’s alternatives, the Board determined that the Tornante – Madison Dearborn proposal could lead to a transaction that maximized value for all stockholders.

In order to be sure it was maximizing stockholder value, the Board of Directors insisted on conducting a market check in connection with a change-in-control transaction:

Tornante – Madison Dearborn made it clear that they would withdraw their proposal should a public auction process commence.

The Board, prior to granting exclusivity to Tornante – Madison Dearborn, negotiated that any merger agreement would include a 40-day go-shop period.

During the 40-day go-shop, the Board and its representatives contacted 107 potential bidders, including all parties proposed by the objecting directors. None made an offer or proposal that was superior to the Tornante – Madison Dearborn transaction. Under the terms of the merger agreement, the Topps Board is still permitted to entertain any unsolicited proposal that is likely to result in a superior proposal to acquire the Company.

The Board’s interests are aligned with stockholders, as evidenced by its actions to deliver maximized value through a successful restructuring plan and a resulting transaction that reflects the success of the plan. The Board urges you to vote ‘‘FOR’’ the transaction today.

YOUR VOTE IS EXTREMELY IMPORTANT – NOT VOTING IS A VOTE
AGAINST THE MERGER.

Approval of the merger agreement requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed proxy card promptly in the envelope provided to vote FOR the merger! If you hold your stock through a bank, broker, or other custodian, that custodian will not vote your stock without your instruction. Please follow the procedures provided by your custodian to ensure that your vote is represented at the special meeting.

The enclosed proxy statement contains a more detailed discussion of these factors, as well as other important information about the transaction. We urge you to read it carefully in its entirety.

Thank you for your support.
Sincerely,
Arthur T. Shorin Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

This letter contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.

* Permission to use quotation neither sought nor obtained.